Mpower Reaffirms Adjusted EBITDA and Revises Revenue Guidance for 2005

ROCHESTER, NY - June 29, 2005 - Mpower Holding Corporation (AMEX: MPE), the parent company of Mpower Communications Corp., a leading provider of data and voice services to retail and wholesale business customers, today announced that it is reaffirming its 2005 Adjusted EBITDA guidance in the range of $18-$21 million, or 93-126% higher than full year 2004 Adjusted EBITDA, and revising its 2005 revenue guidance to $190-$193 million, or 26-28% higher than full year 2004 revenue, from its previous guidance of $200-$208 million. Revenue guidance is being adjusted due to increased revenue churn in April and May 2005 from the recent acquisition of ICG’s California business, as well as continued shortfalls to plan in sales headcount and delays in UNE-P wholesale opportunities. However, these factors are not expected to impact the company’s Adjusted EBITDA guidance for 2005.

Guidance for 2005 capital expenditures remains unchanged at $17-$21 million for the full year 2005, and total transition expenses and capital expenditures from the January 2005 acquisition of ICG’s California customer base and SONET fiber network are still expected to be in the range of $2.3-$3.4 million throughout the second and third quarters of 2005.

Mpower is also adjusting its 2006 guidance. Assuming the company maintains current sales headcount levels, as well as returning revenue churn to levels experienced prior to April and May, it would expect to grow 2006 revenue at industry standard rates of 3-7% and to grow 2006 Adjusted EBITDA by 25-35%, which it believes is above industry rates, but below its existing 2006 guidance.

Mpower continues to have no long-term debt and expects to have approximately $30 million of unrestricted cash, cash equivalents and investments available-for-sale at year-end 2005.

Conference Call to Discuss Revised Guidance

Date:	Thursday, June 30, 2005
Time:	11:00 a.m. (Eastern time)
Dial-in Number:	1-800-683-1575
Replay Number:	1-877-519-4471, PIN#6234752 Available through July 7, 2005

Use of Non-GAAP Financial Information
The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of Mpower’s use of a non-GAAP financial measure, Adjusted EBITDA, to supplement Mpower’s consolidated financial statements presented on a GAAP basis, as well as the use of Adjusted EBITDA in forecasted guidance and in this press release, Regulation G requires Mpower to include in this press release a presentation of the most directly comparable GAAP measure, Net Income (Loss), and a reconciliation of Adjusted EBITDA to this GAAP measure. Mpower has presented a reconciliation of this measure for the period above. The non-GAAP measure Adjusted EBITDA provides an enhancement to an overall understanding of Mpower’s past financial performance and prospects for the future as well as useful information to investors because of (i) the historical use by Mpower of Adjusted EBITDA as a performance measurement; (ii) the value of Adjusted EBITDA as a measure of performance before gains, losses or other charges considered to be outside the company’s core business operating results; and (iii) the use of Adjusted EBITDA, or a similar term, by almost all companies in the CLEC sector as a measurement of performance. Mpower has excluded from its presentation of Adjusted EBITDA incremental ICG transition expenses, network facility relocation expenses, stock-based compensation, gains on sales of assets, agent selling expense - warrants, other income, and loss from discontinued operations because Mpower does not believe that including such items in Adjusted EBITDA provides investors with an appropriate measure of determining Mpower’s performance in its core business. Mpower’s utilization of this non-GAAP measurement is not meant to be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations, cash flow, gross margin and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is not a GAAP measurement and Mpower’s use of it may not be comparable to similarly titled measures employed by other companies in the telecommunications industry.

2005 Guidance
RECONCILIATION TO GAAP (amounts in $ thousands)	Low - High
Operating Revenue	$190,000 - $193,000

Adjusted EBITDA	$18,000 - $21,000
Agent Selling Expense - Warrants	($ 200)
Stock-Based Compensation Expense	($ 200)
Incremental ICG Transition Expenses	($1,000)
Network Facility Relocation Expenses	($500) - ($300)
Gain on Sale of Assets, net	$ 300
Depreciation and Amortization	($22,700) - ($22,600)
Loss from Operations	($6,300) - ($3,000)
Other Income	$ 7,300
Interest Income	$ 400
Interest Expense	($3,600) - ($3,500)
(Loss) Income from Continuing Operations	($2,200) - $1,200
Loss from Discontinued Operations	($ 300)
Net (Loss) Income (GAAP) (A)	($2,500) - $900

Total CAPEX (B)	$17,000 - $21,000

(A)
Depreciation and amortization, interest expense, incremental ICG transition expenses, and possibly certain other items that reconcile Adjusted EBITDA to the GAAP measurement Net Income (Loss) are subject to change based on future purchase accounting adjustments related to the ICG acquisition. The final amounts may differ materially, or be classified differently, from forecasted amounts used in guidance.

(B)	Total CAPEX excludes capital expenditures related to the transition of the January 2005 acquisition of ICG's California customer base and SONET fiber network.

About Mpower Holding Corporation
Founded in 1996, Mpower Holding Corporation (AMEX:MPE) is the parent company of Mpower Communications, a leading facilities-based broadband communications provider offering a full range of data, telephony, Internet access and network services for retail business and wholesale customers in California, Nevada and Illinois. Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, certain statements contained in this press release regarding our and/or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, sales growth, changes in federal or state telecommunications regulations, market acceptance of our product and service offerings, the liquidity of our common stock, our ability to secure adequate financing or equity capital to fund our operations and network expansion, our ability to manage growth and maintain a high level of customer service, the performance of our network and equipment, our ability to enter into strategic alliances or transactions, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, the effect of regulatory decisions on our access charges and operating costs, changes in technology, price competition and other market conditions and risks detailed from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

Contacts:

Mpower Communications Investor Contact: Gregg Clevenger, Chief Financial Officer Telephone: 585-218-6547 Email: gclevenger@mpowercom.com	Mpower Communications Media Contact: Michele Sadwick, Vice President Telephone: 585-218-6542 Email: msadwick@mpowercom.com